EXHIBIT 99.1 Central Vermont Public Service NEWS RELEASE For Immediate Release: November 1, 2005

Central Vermont Reports Third-Quarter Earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) today reported consolidated third-quarter earnings of $2.7 million, or 21 cents per diluted share of common stock. This compares to third-quarter 2004 earnings of $6.1 million, or 47 cents per diluted share of common stock.

For the first nine months of 2005, CV reported consolidated earnings of $0.2 million, or a 1 cent loss per diluted share of common stock. This compares to first nine months 2004 earnings of $19.9 million, or $1.56 per diluted share of common stock. CV's 2005 results include a $21.8 million pre-tax charge to earnings related to a March 29, 2005 Rate Order. CV has appealed the Rate Order to the Vermont Supreme Court, which granted CV's motion for an expedited hearing.

"CV management is working creatively and aggressively to return the company to a solid financial footing," President Bob Young said.

Quarterly Performance Summary
Utility Business

Operating revenues increased $2.3 million, pre-tax, compared to the same period in 2004, primarily due to the following factors:

  Retail sales increased $1.8 million due to a 6.8 percent increase in sales volume, partially offset by the 2.75 percent rate reduction beginning in April 2005 and lower average unit prices due to customer sales mix. Average customer usage increased primarily due to warmer weather during the period. In total, the increased sales volume contributed about $4.8 million to the favorable variance, while the rate reduction decreased revenue by about $1.9 million and lower average unit prices decreased revenue by $1.1 million.
  Resale sales increased $0.9 million resulting from higher average prices, partially offset by fewer mWh available for resale due to higher retail sales volume. The higher average price reflects an overall increase in wholesale power market prices in New England. In total, higher average prices contributed about $2.3 million to the favorable variance, while lower volume decreased resale sales revenue by $1.4 million.
  Other operating revenue decreased $0.4 million mostly related to higher revenue in 2004 due to mutual aid work in Florida and increased reserves in 2005 for pole attachment revenue. These unfavorable items were partly offset by higher transmission revenue and third-party billings.

Purchased power expense increased $4.0 million, pre-tax, compared to the same period in 2004, primarily due to the following factors:

  Short-term purchases increased $5.4 million related to increased retail sales volume combined with lower output from CV's hydro facilities and Independent Power Producers. Additionally, these purchases were made at significantly higher prices compared to 2004.
  Power purchases under long-term contracts decreased $2.2 million related to lower-priced energy under CV's contract to purchase energy from Vermont Yankee Nuclear Power Corporation ("VYNPC") and lower output from Independent Power Producers, offset by more energy purchases from VYNPC due to higher plant output.
  Other power-related costs increased $0.8 million due to higher Connecticut Yankee rates under FERC-approved tariffs and elimination of accounting deferrals for incremental Yankee Atomic dismantling costs per the Rate Order.

Other operating costs increased $0.3 million, pre-tax, compared to the same period in 2004 due to higher transmission and distribution expenses, costs associated with CV's joint ownership interest in the McNeil generating station and employee-related costs including pension and medical, partly offset by Rate Order-required amortizations that began April 1, 2005.

Other items affecting third-quarter 2005 results compared to the same period in 2004 included lower interest expense due to the August 2004 bond refinancing, lower life insurance expense and higher equity in earnings from Velco, offset by lower carrying costs due to the Rate Order.

Non-utility Business
Catamount recorded a third-quarter 2005 loss of $0.2 million compared to third-quarter 2004 earnings of $1.4 million. Catamount's third-quarter 2004 earnings were primarily related to a $0.6 million after-tax gain and an additional $0.2 million income tax benefit due to the July 2004 sale of Catamount's investment interests in the Rupert and Glenns Ferry cogeneration facilities, and a $0.6 million after-tax gain and an additional $0.2 million income tax benefit due to the September 2004 sale of its Fibrothetford note receivable. Absent the favorable impacts of the 2004 asset sales, Catamount's 2004 operating activities resulted in a $0.2 million loss, which is comparable to the third-quarter 2005 loss.

Year-To-Date Performance Summary

The analysis of year-over-year earnings for the utility business is discussed in three parts: recurring earnings from continuing operations; impacts of the first-quarter 2005 charge to earnings related to the Rate Order, and impacts of the 2004 Connecticut Valley Electric Company ("CVEC") asset sale.

Utility Business - continuing operations
Operating revenues increased $7.5 million, pre-tax, excluding first-quarter 2005 effects of the Rate Order, compared to the same period in 2004, due to the following factors:

  Retail sales increased $2.0 million primarily due to a 2.8 percent increase in sales volume, partially offset by the 2.75 percent rate reduction beginning in April 2005 and lower average unit prices due to customer sales mix. Average customer usage increased primarily due to a warmer summer in 2005. In total, the increased sales volume contributed about $6.0 million to the favorable variance, while the rate reduction decreased revenue by about $3.4 million and lower average unit prices decreased revenue by $0.6 million.
  Resale sales increased $5.8 million primarily due to more mWh available for resale and higher average rates in 2005 versus the same period in 2004. In 2005, CV sold most of its excess power supply through two forward sale contracts and the remainder to ISO-New England. In 2004, CV sold its excess power supply to ISO-New England and other third parties, but there were fewer mWh available for resale due to nuclear plant outages in 2004. In total, higher average prices contributed about $4.2 million to the favorable variance, increased resale sales volume contributed about $1.1 million, and higher capacity-related revenues contributed about $0.5 million.
  Other operating revenue decreased $0.3 million mostly related to higher revenue in 2004 due to mutual aid work in Florida and increased reserves in 2005 for pole attachment revenue. These unfavorable items were partly offset by higher transmission revenue and third-party billings.

Purchased Power costs decreased $10.4 million, pre-tax, excluding first-quarter 2005 effects of the Rate Order, compared to the same period in 2004 due to the following factors:

  Long-term purchases increased $1.2 million primarily related to more purchases from VYNPC and more deliveries under CV's contract with Hydro-Quebec, partly offset by lower output from Independent Power Producers. CV purchased more energy from VYNPC in 2005 compared to 2004 due to scheduled and unscheduled plant outages that occurred in 2004, but the increase was partly offset by lower-priced energy under the contract with VYNPC.
  Short-term purchases increased $0.8 million primarily due to higher average market prices for a higher volume of spot market purchases in 2005, offset by fewer replacement energy purchases related to nuclear plant outages in 2004. CV's 2005 short-term purchases were made through ISO-New England compared to 2004 when replacement energy purchases were made with third parties at lower average prices. The higher average market prices paid in 2005 includes increased operating reserves, congestion and marginal loss charges in ISO-New England.
  Other power-related costs increased $2.0 million due to higher Connecticut Yankee rates under FERC-approved tariffs and elimination of accounting deferrals for incremental Yankee Atomic dismantling costs per the Rate Order.
  In the first quarter of 2004, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies ("SFAS No. 5"), CV recorded a $14.4 million pre-tax loss accrual due to termination of the long-term power contract with CVEC. The loss accrual represented management's best estimate of the difference between expected future sales revenue, in the wholesale market, for the purchased power that was formerly sold to CVEC and the cost of that power. The loss accrual is being reversed and amortized against power expense on a straight-line basis through 2015, the estimated life of the power contracts that were in place to source the CVEC power contract.

Other operating costs increased $3.3 million, pre-tax, compared to the same period in 2004, primarily due to the following factors:

  Higher administrative and general costs related to pension, bondholder consent fees, officers and directors' insurance premiums and an environmental insurance settlement received in 2004, offset by lower retiree medical costs, incentive compensation and workers' compensation claims.
  Higher transmission and distribution expense due to higher costs under the NEPOOL open access transmission tariff, outside contractors and compensation costs, offset by savings credits related to CV's joint-ownership interest in the Highgate transmission facility.
  Higher other costs associated with CV's joint ownership interest in the McNeil generating station, and higher property taxes and depreciation expense.
  Higher other operating costs were partly offset by Rate Order-required amortizations that began April 1, 2005 and lower bad debt expense primarily related to a customer bankruptcy in 2004.

Other factors affecting first nine months 2005 results compared to the same period in 2004 included:
  A second-quarter 2004 tax settlement that resulted in a $1.5 million pre-tax ($1.1 million after-tax) favorable effect in 2004 with no comparable item in 2005.
  Favorable items include lower interest expense due to the August 2004 bond refinancing, and higher equity in earnings from Velco.
  Unfavorable items include a first-quarter 2005 impairment of available-for-sale securities based on management's intent to liquidate certain securities prior to their maturity, lower carrying costs, and higher insurance expense primarily due to death benefit proceeds received in 2004.

Utility Business - Rate Order
On March 29, 2005, the Vermont Public Service Board issued its Order on the rate investigation and CV's request for a rate increase. For accounting purposes, the Rate Order resulted in a $21.8 million pre-tax charge to utility earnings in March 2005, or a 91 cent loss per diluted share of common stock. The primary components of the charge to earnings included: 1) a revised calculation of overearnings for the period 2001 - 2003; 2) application of the gain resulting from the CVEC sale to reduce costs; 3) a customer refund for over-collections for the period April 7, 2004 through March 31, 2005; and 4) amortization of costs and other adjustments required in the Rate Order. The table below summarizes the unfavorable pre-tax impacts of the Rate Order on specific Income Statement line items for the nine months of 2005 (in millions):

Income Statement Line Item
Operating Revenue	$(6.2)
Purchased Power	(2.5)
Other Operations	(10.7)
Other Income	(0.8)
Other Deductions	(0.4)
Other Interest	(1.2)

Total Rate Order Impact	$(21.8)

Utility Business - 2004 CVEC Asset Sale
In the first nine months of 2004, discontinued operations contributed $12.3 million to consolidated earnings, or $1.01 per diluted share of common stock, reflecting the after-tax gain resulting from the January 1, 2004 sale of the assets of CVEC. There are no remaining significant business activities related to CVEC.

For accounting purposes, components of the CVEC transaction were recorded in both continuing and discontinued operations on the consolidated 2004 income statement. The gain, net of tax, totaled $12.3 million, but CV recorded a loss on power costs, net of tax, of $8.4 million relating to termination of the power contract between CV and CVEC. Combining the two accounting transactions to assess the total impact of the transaction resulted in a gain of $3.9 million, or 32 cents per diluted share of common stock, recorded in 2004.

Non-utility Business
Catamount recorded a $0.7 million loss in the first nine months of 2005 compared to earnings of $2.0 million in the first nine months of 2004. The 2005 loss is primarily related to termination of Catamount's interest in the Appomattox project due to expiration of the lease in the fourth quarter of 2004, equity losses from an equity investment, higher operating costs and an investment impairment, offset by lower business development costs, amortization expense and an income tax benefit associated with the sale of its German development company. The 2004 earnings were primarily related to a $0.6 million after-tax gain and an additional $0.2 million income tax benefit due to the July 2004 sale of Catamount's investment interests in the Rupert and Glenns Ferry cogeneration facilities, and a $0.6 million after-tax gain and an additional $0.2 million income tax benefit due to the September 2004 sale of its Fibrothetford note receivable.

2005 Financial Guidance
Based on year-to-date financial results, we are continuing to project a consolidated loss in the range of zero to 10 cents per share. Our projection is based, in part, on receiving a PSB approval for an Accounting Order to allow for deferral of incremental replacement energy costs related to Vermont Yankee's scheduled refueling outage that began in late October 2005.

Other Developments
After the issuance of the Rate Order, CV decided not to make additional equity investments in Catamount in 2005. However, to ensure Catamount can achieve its development goals, in April 2005, CV extended a bridge loan up to $14.8 million to continue construction of the 135-megawatt Sweetwater 3 project in Texas. In July 2005, Catamount secured a bank credit facility and repaid the loan.

CV recently announced plans to sell a 51 percent interest in Catamount to an affiliate of Diamond Castle Partners (DCP), a New York-based private investment firm.  On October 31, 2005, CV consummated the initial closing of that transaction as described in CV's Current Report on Form 8-K filed with the Commission on October 18, 2005 (the "Previous Form 8-K").  Under the Subscription Agreement, filed as an exhibit to the Previous Form 8-K, certain affiliates of DCP (the "Purchaser") paid $16 million for 160,000 shares of Class A common stock, par value $0.01 per share, (representing approximately 21% of the outstanding common equity of Catamount) and 1 share of Class B common stock, par value $0.01 per share, of Catamount.  The share of Class B common stock, together with their Class A common stock, give the Purchaser an approximate 51% voting interest in Catamount. Catamount Resources Corporation, a wholly-owned subsidiary of CV, retains the remaining voting interest in Catamount.  Pursuant to the Stockholders' Agreement, filed as an exhibit to the Previous Form 8-K, the Board of Directors of Catamount has been restructured to consist of seven directors, including three directors appointed by CV, three directors appointed by the Purchaser and the Chief Executive Officer of Catamount.  Additionally, other approval rights as described in the Previous Form 8-K have also taken effect.  The Subscription Agreement includes an option for CV to sell all of its interest in Catamount for approximately $60 million, subject to terms and conditions of the agreement.  CV is assessing the financial implications of selling all of its interest in Catamount versus maintaining a 49 percent share.

Webcast
CV will host a conference call and webcast on Wednesday, Nov. 2, beginning at 2 p.m. EST. At that time, CV President and CEO Robert Young will discuss recent corporate developments, including those of its Catamount Energy subsidiary, and the company's strategic outlook. Acting Chief Financial Officer Ed Ryan will explain CV's third-quarter results and Senior Vice President for Legal and Public Affairs Dale Rocheleau will describe recent regulatory relations activities.

Interested parties may listen to the conference call live on the Internet by selecting the "Q3 Central Vermont Public Service Earnings Conference Call" link on CV's homepage at www.cvps.com. An audio archive of the call will be available at approximately 4:30 p.m. EST at the same location or by dialing 1-888-286-8010 and entering passcode 67292418.

About CV
CV is Vermont's largest electric utility, serving about 150,000 customers statewide. The Company's two non-regulated subsidiaries include Catamount Energy Corporation and Eversant Corporation. Catamount invests in non-regulated energy generation projects in the United States and United Kingdom with a focus on developing, owning and operating wind energy projects. Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of Catamount. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation
Earnings (Loss) per Diluted Share Reconciliation

Third quarter 2005 versus third quarter 2004:

2004 Earnings per diluted share		$.47

Year-over-Year Effects on Earnings:
   Higher retail revenue
   Higher resale sales
   Higher purchased power costs
   Catamount - loss in 2005 versus earnings in 2004
   Other
      Subtotal

2005 Earnings per diluted share

	..09 ..04 (.19) (.14) (.06)	(.26) $.21

First nine months 2005 versus first nine months 2004:

2004 Earnings per diluted share		$1.56

Year-over-Year Effects on Earnings:
   Higher resale sales
   Higher retail revenue (a)
   Regulatory asset amortizations
   Higher equity in earnings of utility affiliates
   Catamount - loss in 2005 versus earnings in 2004
   Higher purchased power costs (b)
   Higher transmission and distribution costs
   IRS tax settlement received in 2004
   Higher administrative and general costs
   Other
      subtotal

Net impact of March 29, 2005 Rate Order recorded in the first quarter of 2005

Net impact of CVEC sale recorded in 2004:
   Gain on discontinued operations
   SFAS No. 5 loss accrual - termination of power contract
     subtotal

2005 Loss per diluted share

(a) excludes effect of Rate Order charge recorded in the first quarter of 2005
(b) excludes effect of Rate Order charge recorded in the first quarter of 2005 and 2004 SFAS No. 5 loss accrual

	..28 ..09 ..07 ..04 (.23) (.19) (.11) (.09) (.08) (.12) (1.01) .69	(.34) (.91) (.32) $(0.01)

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (dollars in thousands, except per share amounts)
	Three Months Ended September 30, 2005 2004		Nine Months Ended September 30, 2005 2004
Utility Operating Data Retail and firm sales (mWh)	583,318	546,072	1,713,021	1,665,806
Operating revenues: Retail and firm sales Resale sales Retail customer refund Other operating revenue Total operating revenue	$66,889 6,559 3 1,562 $75,013	$65,082 5,701 - 1,957 $72,740	$199,877 26,106 (6,194) 5,961 $225,750	$197,899 20,347 - 6,243 $224,489
Operating expenses: Purchased power Other operating expenses Total operating expenses	$39,639 31,382 $71,021	$35,627 31,327 $66,954	$119,951 98,989 $218,940	$127,914 87,421 $215,335

Consolidated Net Income (Loss) and Common Stock
   Income from continuing operations
   Income from discontinued operations
Net Income
   Preferred stock dividend requirements
Earnings (Loss) available for common stock

	$2,721 - 2,721 92 $2,629	$6,057 8 6,065 259 $5,806	$184 - 184 276 $(92)	$7,565 12,354 19,919 775 $19,144
Average shares of common stock outstanding: Basic Diluted	12,276,642 12,365,263	12,138,847 12,296,739	12,251,944 12,251,944	12,105,248 12,276,905
Earnings (loss) per share of common stock - basic: Continuing operations Discontinued operations Earnings (loss) per share	$.21 - $.21	$.48 - $.48	$(.01) - $(.01)	$.56 1.02 $1.58
Earnings (loss) per share of common stock - diluted: Continuing operations Discontinued operations Earnings (loss) per share Dividends per share of common stock	$.21 - $.21 $.23	$.47 - $.47 $.00	$(.01) - $(.01) $.92	$.55 1.01 $1.56 $.69
Non-regulated Business Catamount Energy Corporation: Loss per basic and diluted common share Eversant Corporation: Earnings per basic and diluted common share	$(.02) $.01	$.12 $.01	$(.06) $.03	$.17 $.03
Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Ed Ryan, Acting Chief Financial Officer and Treasurer (802) 747-5422; e-mail: eryan@cvps.com